Exhibit 10.1

RESIGNATION AND RELEASE AGREEMENT

To:	Juan Manuel Pineiro Dagnery (also, “You”, “you”, “Your”, “your”, or “Employee”)
From:	LifeMD, Inc.
Date:	April 2, 2021

RE: CONFIDENTIAL RESIGNATION AGREEMENT AND GENERAL RELEASE

(the “Agreement” or “this Agreement”)

Consistent with your February 26, 2021 Resignation Letter, this letter confirms that your employment with LifeMD, Inc. and/or one of its direct or indirect subsidiaries (collectively, the “Company”) will terminate effective today, April 2, 2021 (the “Termination Date”), regardless of whether you execute this Agreement (or the date of your execution of this Agreement). As of the close of business on April 2, 2021, and subject to any surviving provisions therein, your April 1, 2019 Employment Agreement, and any amendment or modification thereto, is terminated.

This letter also confirms your final pay and benefits as well as the separation benefits you will receive if you sign and return the original of this Agreement to the Company (as instructed below) in the time frames noted below and abide by all other terms of this Agreement. All payments made to you under this Agreement are subject to applicable withholdings, taxes and deductions; and all cash payments will be paid through the Company’s payroll system in the ordinary course.

1. Final Pay and Benefits. Regardless of whether you sign and return this Agreement, you will receive the final pay and benefits set forth in this Section 1 as follows:

●	Final Pay. You will be paid your regular base salary through and including the Termination Date, subject to applicable taxes and withholding.
●	Reimbursement of Expenses. Provided that you apply for reimbursement in accordance with the Company’s established reimbursement procedures (within the period required by such procedures but under no circumstances later than ninety (30) days after the Termination Date), the Company will pay you any reimbursements to which you are entitled under such procedures.
●	Benefits. Your medical and dental insurance benefits (to the extent applicable under each policy) will be continued through the last day of the month in which the Termination Date occurred. You may have the option, at your own expense, to continue these benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 18 months, or for such other period as provided by law, provided that you timely apply for COBRA and timely pay the required premiums for COBRA continuation coverage. Your COBRA period will begin on the first day of the first month following the month in which the Termination Date occurs. You will receive COBRA information following the Termination Date, which will include information regarding the date by which you must enroll and the premiums you would be required to pay if you want COBRA coverage. All other benefits end on the Termination Date.

2. Separation Package. In addition to the final pay and benefits addressed in Section 1 above, as consideration for the release provided in this Agreement, the Company will provide you with equity severance set forth in this Section 2 (the “Separation Package”) to which you would not otherwise be entitled, provided that you:

(i) continue to meet the duties and responsibilities of your position through the Termination Date;

(ii) sign and return the original of this Agreement to Mr. Eric H. Yecies, General Counsel and Chief Compliance Officer, LifeMD, Inc., 800 Third Avenue, Suite 2800, New York, New York 10022, with a copy by email to eric@lifemd.com and legal@lifemd.com, no earlier than the Termination Date and no later than 21 days following your receipt of this Agreement;

(iii) continue to work with officers, senior level executives, and other employees of the Company— including but not limited to Marc Benathen, Eric Yecies, Maria Stan, and Cynthia Davidson—in a cooperative and productive manner to continue to assist with transitioning of Company work in areas, including but not limited to finance, legal, and human resources; and

(iv) abide by all other terms of this Agreement.

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The timing under this Section 2 is subject to Internal Revenue Code Section 409A, as described in Section 21 below:

●	Severance: Upon satisfaction of (i) – (iv) above (as determined and confirmed by Mr. Benathen), and 60 days after the date of your execution of this Agreement, the Company will provide you with an equity Severance in a single lump sum of 10,000 shares of Common Stock.
●	Options: The time-based option to purchase 166,667 (33,333.4 shares post 5-for-1 reverse stock split) of common stock of LifeMD at an exercise price of $0.23 ($1.15 post 5-for-1 reverse stock split) held by you on the Termination Date that are scheduled to vest on April 1, 2021will be deemed vested and not subject to forfeiture as of the Termination Date. You acknowledge and agree that any and all other options held by you on the Termination Date-including but not limited to the unvested time-based option to purchase 166,666 (33,333.2 shares post 5-for-1 reverse stock split) of common stock of LifeMD at an exercise price of $0.23 ($1.15 post 5-for-1 reverse stock split) set to vest on April 1, 2022—will be forfeited on the Termination Date, and, with the exception of the Severance, you are not entitled to, and are not receiving, any additional equity awards or cash equivalents on or after the date of this Agreement

3. General Release of Claims. By signing this Agreement, you agree that the Severance, and other benefits set forth in this Agreement constitute adequate consideration for your release and waiver of claims as set forth below. For valuable consideration you receive from the Company pursuant to this Agreement, you, on behalf of yourself and your heirs, executors, administrators, trustees, representatives, successors and assigns (collectively, the “Releasors”) hereby release, waive and forever discharge all claims, demands, causes of actions, administrative claims, obligations, liabilities, claims for punitive or liquidated damages or penalties, any other damages, any claims for costs, disbursements or attorney’s fees, any individual or class action claims, and any other claims or demands of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent that you or any of the other Releasors have or may have against the Company, any parent, subsidiary, division, affiliated or related entities, its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the current and former trustees and administrators of any pension or other benefit plan applicable to the employees or former employees of any of them, and the successors, predecessors and assigns of each (collectively “Releasees”), arising out of, or in any manner based upon, or related to, any act, occurrence, transaction, omission or communication that transpired or occurred at any time on or before the date of your signing of this Agreement.

Without limitation to the foregoing, you specifically release, waive and forever discharge the Releasees from and against: any and all claims arising out of or relating to your employment by the Company (and/or by any of the other Releasees), the terms and conditions of such employment and/or the resignation of such employment; any and all claims that arise under the U.S. Constitution, any claims under any Puerto Rican, New York State, or other state or local anti-discrimination, employment or human rights laws or regulations, any claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, the federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., and any amendments to any of the above; any and all claims arising under any other local, state or federal constitution, statute, ordinance, regulation or order, or that involve claims for discrimination or harassment based on age, race, religion, creed, color, national origin, citizenship, ancestry, affectional or sexual orientation, sexual preference, gender identity or expression, military or veterans status, sex, disability, marital status, parental status, pregnancy, genetic information, or any other legally protected category or characteristic; any and all claims for wages, salary, commissions, bonuses, equity, incentives, insurance, paid and unpaid leave, expense reimbursement, or other compensation; any and all claims for retaliation, reprisal, wrongful discharge, breach of contract (express or implied); any and all whistleblower claims under any federal, state or local law or regulation or under common law; any violation of express or implied employment agreements, covenants, promises or duties, intellectual property or proprietary rights, and/or any other tortious conduct, such as assault or battery, background check violations, defamation, detrimental reliance, fiduciary breach, fraud, indemnification, intentional or negligent infliction of emotional distress, interference with contractual or other legal rights, invasion of privacy, loss of consortium, misrepresentation, negligence (including negligent hiring, retention, or supervision), personal injury, promissory estoppel, public policy violation, retaliatory discharge, safety violations; posting or records-related violations or other federal, state or local statutory or common law cause of action, including, without limitation, any claims for compensatory, emotional or distress damages, punitive or liquidated damages, attorneys’ fees, costs, interest, penalties or disbursements.

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4. Release of Unknown Claims. You understand that this release extends to all of the aforementioned claims and potential claims, whether now known or unknown, suspected or unsuspected.

5. Excluded Claims. You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any stock grants, stock options or other forms of equity awards, 401(k) or other retirement plan by virtue of your employment with the Company, subject to the terms and conditions of the applicable plans, any grant or award agreement and applicable law, (ii) any rights or claims that may arise after this Agreement is signed by you, (iii) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (iv) any right you may have to apply for any state unemployment insurance benefits, (v) any workers compensation benefits to which you may be entitled under applicable law, (vi) any rights to indemnification under any agreement with the Company, any certificate of incorporation or by laws (or comparable organizational document) of the Company or any applicable insurance policy of the Company with respect to acts or omissions by you occurring or alleged to have occurred during the course of your employment by the Company (and/or by any of the other Releasee entities), subject to the applicable definitions, terms and conditions of any such agreement, certificate of incorporation, by laws (or comparable organizational document), insurance policy and applicable law, or (vii) any rights for continuation coverage under COBRA. Additionally, nothing in this Agreement waives or otherwise limits your right to: file a charge or complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”) (and/or with any other government agency), or testify, assist or participate in any investigation, hearing or proceeding conducted by the EEOC (and/or by any other government agency). However, neither the immediately preceding sentence nor any other provision in this Agreement constitute a waiver of any kind by any of the Releasees of their right to assert the Release set forth in this Agreement as a defense to any charge or complaint filed with the EEOC, any other government agency, any court, and/or any other tribunal. Additionally, you hereby waive any right to, and agree that you will not accept, any monetary award or recovery resulting from a filing of a charge or complaint by or with the EEOC, any other government agency, any court, and/or any other tribunal against the Company (and/or against any of the other Releasees) asserting or alleging any claim, demand, or cause of action that has been released or waived in this Agreement. In addition, for the avoidance of doubt, nothing in this Agreement shall be interpreted to limit your right to receive an award to which you may be entitled for information provided to the U.S. Securities and Exchange Commission (“SEC”), the U.S. Commodity Futures Trading Commission (“CFTC”), or equivalent state securities enforcement agencies.

6. Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by that General Release, you agree never to sue any Releasee for any reason covered by that General Release. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Company can require you to return all but $100.00 of the money and benefits provided to you under this Agreement. In that event, the Company shall be excused from any remaining obligations that exist solely because of this Agreement.

7. Whistleblowing. You agree that (i) no one has interfered with your ability to report within the Company possible violations of any law, and (ii) it is the Company’s policy to encourage such reporting.

8. Cooperation on Transition of Business. You agree that you will provide to the Company on or before your last date of employment, and at any time within 6 months thereafter, upon the Company’s reasonable request on or following the Termination Date, a list and status of current work projects and other information deemed necessary by the Company to ensure an orderly transition of such projects. You further agree to provide a list of any current action items with key customers and/or vendors or external communication follow up with customers or vendors that need to occur to ensure continuation of business. You also agree to reasonably cooperate with the Company in the transition of work responsibilities for at least 6 months, and thereafter based upon reasonable requests.

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9. Return of Property. You acknowledge by your signature to this Agreement that as of the date you sign this Agreement you have returned to the Company all property of the Company, or any related entity, including laptops, smartphones, cell phones, tablets, external storage devices, any other electronic devices and equipment, or any other property issued to you during the course of employment and all documents, files, correspondence, emails and other electronic communications, reports, materials, legal documents, contracts, marketing materials, and other items, whether in hard copy, on DVD, disc, flash drive, in the cloud, or other storage mechanism, or on any electronic device, or otherwise, including all copies, which belong to the Company or any related entity or are related to the business of, or the services you performed for, the Company or any related entity, for any customer, including but not limited to any property, documents, files, correspondence, emails, texts, chats, and other electronic communications, reports, materials, financial information, legal documents, contracts, marketing materials, and other items containing trade secret, proprietary or confidential information and materials.

10. Confidentiality of Agreement. This Agreement, its terms, conditions, and existence are strictly confidential, and you agree that you will not divulge or disclose this Agreement, its terms or existence in any way to any person, other than to your spouse, children, legal or tax advisor, the state unemployment compensation authorities, the taxing authorities, or any Releasees, except as required by law. Should you choose to divulge or disclose the terms, conditions and/or existence of this Agreement to any person permitted to receive the information, other than governmental agencies, you must ensure that the person will be similarly bound to keep the terms, conditions, and existence of this Agreement confidential.

11. Non-Disparagement. You agree that you will not make any disparaging or negative remarks, whether oral or in writing, regarding the Company, or its respective officers, directors, employees, or affiliates, or their respective operations, products, and/or services. Neither this Section nor any other provision of this Agreement affects or restricts your obligation to provide good faith truthful information in connection with an application for state unemployment compensation benefits, or to provide any other good faith truthful information required in response to a government inquiry, in response to a valid subpoena or court order, in an action to enforce the terms of this Agreement, or as otherwise specifically required by law. In addition, neither this Section nor any other provision of this Agreement affects or restricts your obligation to provide good faith truthful information in connection with the filing of a claim or charge with, or an investigation, hearing or proceeding conducted by, a governmental agency, including the SEC, the EEOC, or similar state agencies. You acknowledge and agree however (as indicated above in the General Release of Claims section of this Agreement) that you will not be entitled to recover any award of money, compensation, costs, attorney’s fees, or damages whatsoever from the Company or any of the other Releasees in connection with any charge of discrimination or other claim that has been released and/or waived under Section 3 of this Agreement or if you have such a charge or claim filed on your behalf, and you agree that the Separation Package that you receive or for which you are eligible under this Agreement fully and completely compensates you for any and all claims you may have against the Company or any of the related entities and individuals released in the General Release of Claims section of this Agreement.

12. Non-Admission. Neither the Company’s offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against the Company or any other Releasee. Each Releasee denies all liability.

13. Return of Separation Package. You will not receive the Separation Package described in this Agreement, and you will be required to return any such payments or benefits included in the Separation Package made to you or on your behalf if you (i) do not meet the duties and responsibilities of your position through the Termination Date, (ii) do not sign this Agreement and return the original of this Agreement in the time period specified in this Agreement, (iii) violate any of the terms and conditions set forth in this Agreement, including but not limited to the confidentiality requirements set forth above in this Agreement, or (iv) if you intentionally and materially breach any obligations, covenants, restrictions or agreements of confidentiality, non-solicitation, non-competition under an agreement between you and the Company signed by you on April 1, 2019 (the “Employment Agreement”) and fail to cure such breach (if curable) within thirty (30) days. The remedies provided for in this Section 13 are in addition to any other remedies that may be available to the Company under law or equity.

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14. Binding Effect. This Agreement is final and binding upon and inures to the benefit of the parties and their respective successors and legal representatives and permitted assigns, and together with the applicable provisions of the Employment Agreement (defined above) constitutes the complete and exclusive statement of the terms and conditions of your resignation of employment with the Company. You further acknowledge that you have not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement (and the applicable provisions of the Employment Agreement), in signing this Agreement. With the exception of the Employment Agreement, this Agreement supersedes and merges all prior negotiations, agreements and understandings between the Company and you, if any. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the Company and you, and specifically identified as an amendment, modification, release, or discharge of this Agreement. If any term, clause, or provision of this Agreement is determined for any reason by a court of competent jurisdiction to be invalid, unenforceable, or void, the determination shall not impair or invalidate any of the other provisions of this Agreement, all of which shall be performed in accordance with their respective terms. However, if any of the waivers and releases set forth in Section 3 of this Agreement are held to be invalid, void, and/or unenforceable by a court then: the remaining waivers and releases shall remain fully valid and enforceable and, upon request by the Company, you shall immediately duly execute and deliver to the Company a release and waiver that is legal and enforceable to the fullest extent of the law.

15. Consideration Period. By your signature to this Agreement, you acknowledge and agree that you have been given a period of at least twenty-one (21) calendar days following the date this Agreement was provided to you (the “Consideration Period”) to consider this Agreement prior to signing it and that you have not signed it prior to the Termination Date. If you have signed it prior to the expiration of the twenty-one (21) day period, you are acknowledging that you have done so knowingly and voluntarily and have waived the remainder of the Consideration Period. By your signature you also acknowledge and agree that the Company has advised you to consult with an attorney of your choice at your expense prior to signing this Agreement and you have done so, or chosen not to do so, of your own accord. You further agree that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the Consideration Period of at least twenty-one (21) calendar days.

16. Post-Termination Confidentiality. By signing this Agreement, you acknowledge and agree that the post-termination obligations and provisions of this Agreement and the Employment Agreement will continue in full force and effect according to the applicable terms of this Agreement and the Employment Agreement following your resignation. By signing this Agreement, you represent that you have complied with all obligations, terms, and provisions of this Agreement and the Employment Agreement and will continue to comply with the obligations that survive resignation of your employment.

17. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. As to any dispute concerning or arising out of this Agreement, each of the Company and you hereby expressly consent to personal jurisdiction in the State of New York, hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of New York, County of New York, and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum or that such venue is improper. To the extent permitted by law, any and all claims asserted in such an action shall be adjudicated by a judge sitting without a jury.

18. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in Section 20.

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19. Arbitration. You and the Company (together, the “Parties”) agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the resignation of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at https://www.jamsadr.com/rules-employment-arbitration/). The arbitration will take place in New York, NY unless otherwise agreed to by the Parties. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

20. Tax Consequences. Notwithstanding any action the Company takes under Sections 1 or 2 with respect to any or all federal, state or local income tax, payroll tax, or other tax-related withholding with respect to payments under this Agreement, the ultimate liability for all taxes with respect to such payments is and remains your responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any tax-related items in connection with this Agreement, and (ii) does not commit to structure the payments to reduce or eliminate your liability for any taxes with respect to the payments.

21. Section 409A. This Agreement, and any payment hereunder, is intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) under the short-term deferral and separation pay plan exemptions to the maximum extent permitted by Section 409A. However, to the extent that this Agreement or any payment hereunder is subject to Section 409A, the Agreement will be construed and interpreted in a manner that is consistent with the requirements of Section 409A. For these purposes, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company, its divisions and affiliates nor their respective directors, officers, employees or advisers be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

If this Agreement (or any portion thereof) is subject to Section 409A and any amount subject to Section 409A becomes payable as a result of your “separation from service” (as defined under Section 409A) and at such time you are a “specified employee” (as defined under Section 409A), payment of such amount shall be delayed and shall be paid (without interest) on the first day of the seventh calendar month following the date of your “separation from service.” Further, in the event that the period of time given to consider a release agreement spans two years, to the extent a payment is subject to the execution of the release and to Section 409A, the payment may not be made earlier than January 1 of the second year.

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22. Resignations. Effective as of the Termination Date, you will be deemed to have resigned from any and all of your director positions and officer positions (e.g., Chief Financial Officer and Chief Revenue Officer) with the Company and any and all of its affiliates and divisions. However, upon the request of the Company, you agree to sign and return to the Company any formal resignations of LifeMD affiliates provided by the Company.

23. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the parties.

Your signature on the next page indicates that you have carefully read, understand, and agree to all terms and provisions of this Agreement in its entirety. Your signature further indicates that you have had a sufficient and reasonable amount of time prior to signing this Agreement to ask questions regarding this Agreement, that you have been advised to seek legal advice, and that you have signed this Agreement as a free and voluntary act.

If you wish to receive the Separation Package set forth above in this Agreement, you must sign and return the original of this Agreement to the Company by hand or by mail (or overnight courier) (as set forth in Section 2 above) no earlier than the Termination Date and no later than the 21st day following your receipt of this Agreement. You must also abide by all other terms of this Agreement. You should keep a copy for your records.

Sincerely,

LIFEMD, INC.

By:	/s/ Eric H. Yecies
Eric H. Yecies, General Counsel and Chief Compliance Officer

[Balance of page intentionally left blank. Your signature page to follow.]

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ACCEPTANCE AND AGREEMENT TO

CONFIDENTIAL RESIGNATION AGREEMENT AND GENERAL RELEASE

By signing below, I, Juan Manuel Pineiro Dagnery, acknowledge and agree to the following:

●	I have not suffered any on-the-job injury for which I have not already filed a claim, and the end of my employment is not related to any such injury.
●	I do not have any pending lawsuits against the Company.
●	I have had adequate time to consider whether to sign this Confidential Resignation Agreement and General Release.
●	I have read this Confidential Resignation Agreement and General Release carefully.
●	I understand, accept and agree to all of the terms of this Confidential Resignation Agreement and General Release.
●	I am knowingly and voluntarily releasing my claims as set forth in this Confidential Resignation Agreement and General Release.
●	I have not, in signing this Confidential Resignation Agreement and General Release, relied upon any representations or statements, written or oral, or explanations made by the Company except for those specifically set forth in this Confidential Resignation Agreement and General Release and the Employment Agreement.
●	I intend this Confidential Resignation Agreement and General Release to be legally binding.
●	I have kept a full copy of this Confidential Resignation Agreement and General Release for my records.

I am signing this Confidential Resignation Agreement and General Release no earlier than the Termination Date as defined above.

Date:
/s/ Juan Manuel Pineiro Dagnery
Juan Manuel Pineiro Dagnery

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